Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-35756 of Regeneration Technologies, Inc. on Form S-8 and in Registration Statement No. 333-101957 of Regeneration Technologies, Inc. on Form S-3 of our reports dated February 7, 2003, appearing in this Annual Report on Form 10-K of Regeneration Technologies, Inc. for the year ended December 31, 2002.

/s/ DELOITTE & TOUCHE LLP

Orlando, Florida

February 7, 2003